UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report

(Date of earliest

event reported): May 27, 2016

Hudson Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50129	59-3547281
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1325 Avenue of the Americas, 12th Floor, New York, New York 10019

(Address of principal executive offices, including zip code)

  (212) 351-7300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

As previously disclosed, in May 2015, Hudson Global, Inc. (the “Company”) incurred compensation and benefits obligations to its former Chairman and Chief Executive Officer, Manuel Marquez, under his employment agreement, dated March 7, 2011, in connection with the Company providing Mr. Marquez notice of non-renewal of his employment agreement, which is treated as a termination without cause. The Company had accrued $747,000 as of March 31, 2016 in connection with compensation and benefits Mr. Marquez was entitled to upon a termination without cause, subject to his execution of a release. Mr. Marquez did not agree with the Company’s treatment of compensation and benefits under his employment agreement and, in August 2015, filed an arbitration claim against the Company for additional amounts of up to approximately $2,000,000 and reimbursement of his legal fees.

On May 27, 2016, the arbitrator issued his decision on Mr. Marquez’s claim and awarded Mr. Marquez approximately $1,800,000 in additional compensation and benefits and approximately $700,000 toward the reimbursement of a portion of his legal fees incurred pursuing his claim, $265,000 of which legal fees the Company had previously paid by March 31, 2016. The Company’s guidance for the second quarter of 2016 issued on April 28, 2016 excluded any costs related to the arbitration. The Company expects to record and pay approximately $2,500,000 of additional costs in the second quarter of 2016 for the resolution of this arbitration.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON GLOBAL, INC.

Date: June 3, 2016	By:	/s/ Stephen A. Nolan
Stephen A. Nolan
Chief Executive Officer

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